abrdn ETFs 485BPOS

Exhibit 99.(a)(9)

Aberdeen Standard Investments ETFs

Certificate of Establishment and

Designation of Series and Share Classes

The undersigned, Secretary of Aberdeen Standard Investments ETFs (the “Trust”), a multi-series Delaware statutory trust registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), does hereby certify that the following resolutions changing the names of the Trust and its Series as set forth below, were duly adopted by the Board of Trustees of the Trust on August 27, 2021, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 of the Trust’s Declaration of Trust, and that such resolutions are incorporated by reference into the Declaration of Trust in accordance with Article III thereof:

Approval of Name Change of the Trust

RESOLVED, that the name of the Trust, be, and it hereby is, changed from Aberdeen Standard Investments ETFs to abrdn ETFs, such name change to become effective on September 22, 2021, and, it is

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to take all other actions as they deem necessary or appropriate, including the filing of an amendment to the Trust’s Certificate of Trust with the State of Delaware, to effect any actions required by the foregoing resolution.

Approval of Name Change of Each Series of the Trust

RESOLVED, that the name of each Fund set forth below (each, a “Fund”), each a separate series of the Trust, be, and it hereby is, changed as set forth below, such name change to become effective as of September 22, 2021:

Current Fund Name	New Fund Name
Aberdeen Standard Bloomberg All Commodity Strategy K-1 Free ETF	abrdn Bloomberg All Commodity Strategy K-1 Free ETF
Aberdeen Standard Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF	abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF
Aberdeen Bloomberg Industrial Metals Strategy K-1 Free ETF	abrdn Bloomberg Industrial Metals Strategy K-1 Free ETF

; and, it is

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to take all other actions as they, in consultation with counsel, deem necessary or appropriate to effect any actions required by the foregoing resolution, including, as needed, the making of any changes in the disclosure regarding the name changes of the Trust and the Funds in the Trust’s registration statement, marketing materials, prospectus and statement of additional information, the amendment of the Trust’s by-laws and declaration of trust and any Trust or Fund agreements (including, investment advisory, sub-advisory and underwriting agreements) or other documents, the filing of such documents as may be necessary with the SEC, state regulators, or self-regulatory organizations or other appropriate authorities.

In witness whereof, I have hereunto set my hand as such officer of the Trust as of this 27th day of August 2021.

Aberdeen Standard Investments ETFs

Megan Kennedy
Secretary